Exhibit 4.6

                                      Date

Dear _______________:

      We are very pleased that you have agreed to serve as a member of the Advisory Council ("Advisor") for Tanox, Inc. ("Company") and we look forward to a very beneficial, productive working relationship. Following in this letter are the details of our agreement covering your advisory position with the Company.

GENERAL

      1. TERM. This Agreement will continue year to year for as long as you continue to serve as an Advisor; however, certain rights and obligations contained in Paragraphs 4 through 8 of this Agreement, as applicable, will survive its termination.

      2. COMPENSATION. Your activities will include attendance at regularly scheduled or special meetings of the Advisory Council held at the offices of the Company or at other locations designated in notice of such meetings. In addition, you may occasionally participate in special telephonic meetings and other activities incident to your position as an Advisor of the Company. To compensate you for your service as an Advisor, you will receive a fee of $___________ for attending each regularly scheduled or special meeting of the Advisory Council or for advisory conferences held at the offices of the Company or at other locations designated in notice of such meetings. Additionally, you will be granted the right and option to purchase shares of the common stock of the Company, $0.01 par value (the "Stock"), as provided in Paragraphs 5 through 8 below.

      3. EXPENSE REIMBURSEMENT. On delivery of a properly itemized expense statement, you will be reimbursed by the Company for reasonable out-of-pocket expenses which are incurred in attending Advisors' meetings or otherwise with the prior approval of the Company. In connection with travel expenses, please consider the Company's employee policies on reimbursement of travel expenses.

      4. CONFIDENTIALITY OBLIGATIONS. As a member of the Company's Advisory Council, you will have access to information regarding certain discoveries, inventions, know-how, methods, procedures, and other technology which are trade secrets, or proprietary intellectual property of the Company (collectively referred to as "Proprietary Technology") and to technical data, scientific information, business records, financial information, information concerning existing or prospective relationships between the Company and other corporations or businesses, and other business or scientific
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information concerning the Company and its Proprietary Technology which the
Company desires to protect and preserve in confidence (collectively referred to as "Confidential Information"). You agree that you (i) will not disclose the Company's Proprietary Technology or Confidential Information to others; (ii) will not use it or facilitate or permit its use, directly or indirectly, for your own or any other's account or benefit; (iii) will not make, disclose or distribute directly or indirectly, documents or copies of documents containing disclosures of such Proprietary Technology or Confidential Information; and (iv) will not advise others that such Proprietary Technology and Confidential Information is known to or used by the Company or others associated with the Company. On request, you will return to the Company all written materials which may be provided to you in connection with your role as an Advisor. The Company acknowledges that your obligation not to disclose the Proprietary Technology or Confidential Information to others does not apply to information which is already known to you, as demonstrated by written record, or which is now public knowledge, or which becomes public knowledge in the future other than by breach of your obligations under this Paragraph 4. Your obligations under this paragraph will survive the termination of this Agreement or expiration of your role as an Advisor.

STOCK OPTIONS

      5. GRANT OF OPTIONS. On attendance at each regularly scheduled or special meeting of the Advisory Council or for advisory conferences held at the offices of the Company or at a location designated in notice of such meeting, you will be granted and accrue the right and option to purchase ______ shares of Stock. The purchase price per share of the Stock for which options are granted during each calendar year shall be the fair market value of such Stock as determined by the Compensation Committee of the Board of Directors during the month of January of each such year.

6. EXERCISE OF OPTIONS. Your rights to purchase Stock under this Agreement (the "Options") will be cumulative and may be exercised, in whole or in part, by written notice to the Company at any time prior to the expiration of the Options. If exercise of the Options is delayed as a result of the limitations on exercise contained in Paragraph 8, such delay will not result in any termination of your rights to the shares that have become exercisable under this Paragraph 6.

      The Options will be exercisable at any time prior to the expiration of Sixty (60) Months from the respective date on which rights to each of such Options accrues. The purchase price of shares as to which the Options are exercised must be paid in full at the time of exercise in cash (including check, bank draft or money order payable to the order of the Company). No fraction of a share of Stock will be issued by the Company on exercise of the Options or accepted by the Company in payment of the exercise price of the Stock; instead, you must pay the cash amount that is necessary to permit the issuance and acceptance of only whole shares of Stock.

      Until a certificate or certificates representing such shares are issued by the Company to you, you (or the person permitted to exercise the Options in the event of
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your death) will not be or have any of the rights or privileges of a shareholder of the Company with respect to shares acquirable on an exercise of the Options.

      At any time while the Options are outstanding, the Company will provide you with available information regarding the Company and the Stock which you may reasonably request in connection with making an investment decision.

      7. NON-TRANSFERABILITY OF OPTIONS. The Options are not transferable by you (otherwise than by will or the laws of descent and distribution as provided in this Paragraph 7), and may be exercised only by your during your lifetime, subject to the limitations on exercise contained in Paragraph 8. If you die prior to the exercise of any Options outstanding at the time of your death, your estate, or the person who acquires the Options by bequest or inheritance or otherwise by reason of your death, may exercise the Options then outstanding in accordance with Paragraph 6 above.

      8. STATUS OF STOCK. THESE OPTIONS AND THE SHARES OF STOCK ACQUIRABLE ON EXERCISE OF THE OPTIONS HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE IN ANY STATE AND HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. ISSUANCE OF THE STOCK AND PAYMENT OR RECEIPT OF ANY CONSIDERATION FOR THE STOCK IS UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION AS REQUIRED UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS. YOUR RIGHTS UNDER THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON REGISTRATION OR QUALIFICATION BEING OBTAINED AS REQUIRED, UNLESS EXERCISE OF THESE OPTIONS AND PURCHASE OF THE STOCK AS A RESULT OF SUCH EXERCISE IF EXEMPT UNDER ALL APPLICABLE SECURITIES LAWS.

      The Company may register for issue under the Securities Act of 1933, as amended (the "Act"), the shares of Stock acquirable on exercise of the Options, and may keep such registration effective throughout the period the Options are exercisable. In the absence of such effective registration or an available exemption from registration under the Act, exercise of the Options and delivery of shares of Stock acquirable on such exercise will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. If the Stock is not registered and an exemption from registration under the Act is available on an exercise of the Options, you (or the person permitted to exercise the Options in the event of your death), if requested by the Company to do so, will be required to execute and deliver to the Company in writing an agreement containing such representations and other provisions as the Company may require to evidence your qualification to acquire the Stock and otherwise assure compliance with applicable securities laws.

      No sale or disposition of shares of Stock acquired on exercise of the Options will be permitted in the absence of a registration statement being on file with respect to such shares under the Act, unless an opinion of counsel satisfactory to the Company that such sale or disposition will not constitute a violation of the Act or any other applicable securities laws is first obtained or the Company determines that such an opinion is not necessary.
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      The certificates representing shares of Stock acquired under the Options may bear such legend as the Company deems appropriate, referring to the provisions of this Paragraph 8.

MISCELLANEOUS

      9. BINDING EFFECT; AMENDMENT. This Agreement will be binding on, and inure to the benefit of, you and your heirs and personal representatives and the Company and its successors and assigns. No amendment or modification of this Agreement will be effective unless it is in writing and signed by both you and the Company.

      10. GOVERNING LAW. This Agreement will be interpreted and enforced in accordance with the laws of the State of Texas.

      If the terms stated above are agreeable to you, please sign and return to the Company the enclosed duplicate original to evidence your agreement. Again, we look forward to your participation as an Advisor.

                             Sincerely,

                             TANOX, INC.

                              By:   ___________________________________


Agreed:


________________________________


Date:______________